Exhibit 3.2

RESTATED CERTIFICATE OF INCORPORATION

OF

ECOLAB INC.

Ecolab Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.                                      The name of the corporation is Ecolab Inc. (the “Corporation”).  The original Certificate of Incorporation was filed on February 18, 1924, with the Delaware Secretary of State under the name of Economics Laboratory, Inc.

2.                                      This Restated Certificate of Incorporation only restates and integrates, and does not further amend, the provisions of the Corporation’s Restated Certificate of Incorporation, dated as of May 3, 2012 (the “Former Restated Certificate of Incorporation”), and there is no discrepancy between the provisions of the Former Restated Certificate of Incorporation and the provisions of this Restated Certificate of Incorporation.

3.                                      This Restated Certificate of Incorporation has been duly adopted by the Board of Directors of the Corporation in accordance with Section 245 of the General Corporation Law of the State of Delaware.

4.                                      This Restated Certificate of Incorporation shall be effective upon the filing of this Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

5.                                      The text of the Restated Certificate of Incorporation of the Corporation is hereby restated and integrated in its entirety to read as follows:

ARTICLE I

The name of the Corporation is Ecolab Inc.

ARTICLE II

The purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, and without limiting the foregoing, to hold shares of the capital stock of other corporations and to engage in services of all kinds, and produce, manufacture, develop, construct, transport, buy, hold, sell and generally deal in products, materials and property, both tangible and intangible.

ARTICLE III

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is eight hundred fifteen million (815,000,000) consisting of eight hundred million (800,000,000) shares of Common Stock of the par value of One Dollar ($1.00) per share and fifteen million (15,000,000) shares of Preferred Stock without par value.  The number of authorized shares of any class of capital stock may be increased or decreased by the affirmative vote of the holders of a majority of capital stock of the Corporation entitled to vote.

The Board of Directors of the Corporation is granted full and complete authority to fix by resolution or resolutions the designation, and the powers, preferences and rights of the Preferred Stock and any series thereof, and the qualifications, limitations or restrictions on such powers, preferences and rights.

No stockholder shall have any preemptive right to subscribe to an additional issue of capital stock or to any security convertible into such capital stock.

ARTICLE IV

The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. Except to the extent prohibited by law, the Board of Directors shall have the right (which, to the extent exercised, shall be exclusive) to establish the rights, powers, duties, rules and procedures (a) that from time to time shall govern the Board of Directors and each of its members including without limitation the vote required for any action by the Board of Directors, and (b) that from time to time shall affect the directors’ power to manage and direct the business and affairs of the Corporation; and Article V notwithstanding, no By-Law shall be adopted by the stockholders of the Corporation which shall impair or impede the implementation of the foregoing.

The Board of Directors shall consist of a number of directors, which number shall be determined from time to time exclusively by the Board of Directors pursuant to a resolution adopted by affirmative vote of a majority of the entire Board of Directors. The directors shall be divided into three classes as nearly equal in number as possible, designated Class I, Class II and Class III. At the 1983 annual meeting of stockholders, Class I directors shall be elected for a term expiring at the 1984 annual meeting of stockholders, Class II directors shall be elected for a term expiring at the 1985 annual meeting of stockholders, and Class III directors shall be elected for a term expiring at the 1986 annual meeting of stockholders. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, (1) at the 2011 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a two-year term expiring at the 2013 annual meeting of stockholders; (2) at the 2012 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2013 annual meeting of stockholders; and (3) at the 2013 annual meeting of stockholders and each annual meeting of stockholders thereafter, all directors shall be elected for a one-year term expiring at the next annual meeting of stockholders. Pursuant to such procedures, effective as of the 2013 annual meeting of stockholders, the Board of Directors will no longer be classified under Section 141(d) of the General Corporation Law of Delaware.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the applicable designation of the powers, preferences and rights made pursuant to Article III, and such directors so elected shall not be divided into classes pursuant to this Article IV unless expressly provided by such terms.

Subject to the rights of the holders of any class or series of the then outstanding capital stock of the Corporation entitled to vote generally in the election of directors, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires. No decrease in the number of authorized directors constituting the entire Board of Directors shall shorten the term of any incumbent director. Subject to the rights of the holders of any class or series of the capital stock then outstanding, (x) until the 2013 annual meeting of stockholders and in accordance with Section 141(k)(1) of the General Corporation Law of Delaware, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and (y) from and after the 2013 annual meeting of stockholders, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause.

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article IV shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article IV shall apply to, or have any effect on, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE V

The Board of Directors may from time to time, by vote of a majority of its members, alter, amend or rescind all or any of the By-Laws of the Corporation, as permitted by law, subject to the power of the stockholders to change or repeal such By-Laws.

ARTICLE VI

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

[Signature Page Follows]

IN WITNESS WHEREOF, Ecolab Inc. has caused this Restated Certificate of Incorporation to be signed by Michael C. McCormick, its Corporate Compliance Officer, Associate General Counsel and Assistant Secretary, this 2nd day of January, 2013.

ECOLAB INC.

/s/Michael C. McCormick
By:	Michael C. McCormick
Its:	Corporate Compliance Officer,
Associate General Counsel and
Assistant Secretary